EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INCARA PHARMACEUTICALS CORPORATION

The undersigned corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The name of the Corporation is Incara Pharmaceuticals Corporation.

2.	The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and has been consented to in writing by a majority of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.	The Corporation’s Certificate of Incorporation is hereby amended as follows:

A.	By amending and restating the only sentence of Section FIRST thereof to read as follows: “The name of the corporation is Aeolus Pharmaceuticals, Inc.”

B.	By amending and restating the first sentence of Section FOURTH thereof to read as follows: “The total number of shares of stock which the Corporation shall be authorized to issue is Fifty Three Million (53,000,000) shares of stock, with Fifty Million (50,000,000) shares designated Common Stock, each share having $.01 par value, and Three Million (3,000,000) shares of Preferred Stock, each share having $.01 par value, of which Six Hundred Thousand (600,000) shares are designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).”

C.	By amending and restating the only sentence of Article III, Section 1 of Appendix A to read as follows: “The term “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.”

Upon the effectiveness of this Certificate of Amendment, each issued and outstanding share of each class of the Corporation’s common stock, par value $0.001 per share, shall, as of the time and date this Certificate of Amendment is effective, be converted and reconstituted into one-tenth (1/10) of a share of the Corporation’s common stock, $0.01 par value per share (the “Reverse Split”). Instead of any fractional shares otherwise issuable as a result of the Reverse Split, the Corporation shall pay an amount of cash in respect of such fraction in an amount equal to the same fraction of the per share fair market value of the common stock, based on the daily average of the high and low prices of the Corporation’s Common Stock as reported on the OTC Bulletin Board for the five trading-day period ending on July 15, 2004.

4.	This Certificate of Amendment shall be effective at 9:00 a.m., Eastern Time, on July 16, 2004.

IN WITNESS WHEREOF, Incara Pharmaceuticals Corporation has caused this Certificate of Amendment to be executed by the undersigned officer, on this the 13th day of July 2004.

INCARA PHARMACEUTICALS CORPORATION

By:	/s/ Richard W. Reichow
Name:	Richard W. Reichow
Title:	Executive Vice President and Chief Financial Officer

CERTIFICATE OF OWNERSHIP AND MERGER

OF

PARENT INTO SUBSIDIARY

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INCARA PHARMACEUTICALS CORPORATION

INTO

INCARA, INC.

Under Section 253 of the

General Corporation Law of

The State of Delaware

Incara Pharmaceuticals Corporation, a Delaware corporation, hereby certifies that:

FIRST: The name and state and date of incorporation of each of the constituent corporations to the merger are:

1.	Incara, Inc., a Delaware corporation, incorporated on April 10, 1995; and

2.	Incara Pharmaceuticals Corporation, a Delaware corporation, incorporated on March 15, 1994.

SECOND: Incara Pharmaceuticals Corporation owns 100% of the capital stock of Incara, Inc.

THIRD: An Agreement and Plan of Merger and Reorganization (the “Plan of Merger”), as attached hereto as Exhibit A and filed herewith, providing for the merger of Incara Pharmaceuticals Corporation into Incara, Inc., with Incara, Inc. as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”), and providing for the pro rata issuance of stock of the Surviving Corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, has been duly approved by the holder of all of the outstanding stock of the Surviving Corporation by unanimous written consent without a meeting in accordance with Section 228 and Section 253 of the Delaware General Corporation Law, and by a majority of the outstanding stock of Incara Pharmaceuticals Corporation at a meeting duly called and held after 20 days’ notice of the purpose of the meeting mailed to each such stockholder at the stockholder’s address as it appears on the records of Incara Pharmaceuticals Corporation in accordance with the provisions of Section 253 of the Delaware General Corporation Law.

FOURTH: The name of the Surviving Corporation is Incara, Inc., a Delaware corporation, whose name shall be changed to “Incara Pharmaceuticals Corporation” upon the effectiveness of this Certificate.

FIFTH: The Certificate of Incorporation of Incara, Inc. shall be the Certificate of Incorporation of the Surviving Corporation.

SIXTH: A resolution (the “Resolution”), as attached hereto as Exhibit B and filed herewith, of the Board of Directors of Incara Pharmaceuticals Corporation that has been duly approved, adopted, certified, executed, and acknowledged by the Board of Directors providing for the merger of Incara Pharmaceuticals Corporation into Incara, Inc., with Incara, Inc. as the surviving corporation and the changing of the Surviving Corporation’s name to “Incara Pharmaceuticals Corporation.”

SEVENTH: The Plan of Merger as executed is on file at the principal place of business of the Surviving Corporation at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina 27709-4287.

EIGHTH: A copy of the Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder.

NINTH: This Certificate and the merger shall become effective at 11:58 p.m., Eastern Time, on the date when this Certificate is filed with the Delaware Secretary of State’s office.

IN WITNESS WHEREOF, Incara Pharmaceuticals Corporation has caused this Certificate to be signed by its duly authorized representative on the 20th day of November 2003.

INCARA PHARMACEUTICALS CORPORATION

By:	/s/ Clayton I. Duncan
Name:	Clayton I. Duncan
Title:	President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

INCARA PHARMACEUTICALS CORPORATION

AND

INCARA, INC.

Dated as of September 16, 2003

6.3	Conditions to Sub’s Obligations	12

ARTICLE VII	TERMINATION AND AMENDMENT	13
7.1	Termination	13
7.2	Effect of Termination	13
7.3	Amendment	13
7.4	Extension; Waiver	13

ARTICLE VIII	MISCELLANEOUS	13
8.1	Notices	13
8.2	Interpretation; Survival of Representations and Warranties	14
8.3	Counterparts; Telecopied Signatures	15
8.4	Entire Agreement	15
8.5	Third Party Beneficiaries	15
8.6	Governing Law	15
8.7	Consent to Jurisdiction; Venue; No Trial by Jury	15
8.8	Specific Performance	16
8.9	Assignment	16
8.10	Expenses	16
8.11	Severability	16
8.12	No Strict Construction	16
8.13	Knowledge	16

-ii-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of the 16th day of September 2003, by and between Incara Pharmaceuticals Corporation, a Delaware corporation (“Parent”), and Incara, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”).

PRELIMINARY STATEMENTS

A. Parent and Sub desire to engage in a transaction consisting of the merger of Parent with and into Sub, with Sub as the surviving corporation (the “Merger”). Pursuant to the Merger, each share of Parent Stock issued and outstanding at the Effective Time will be converted into the right to receive capital stock of Sub, all as more fully provided herein.

B. The respective boards of directors of Parent and Sub have determined that the Merger is consistent with and in furtherance of the long-term business strategy of each corporation and that the Merger is in the best interests of their respective stockholders.

C. The respective boards of directors of Parent and Sub have determined that the Merger, structured in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

D. For federal income tax purposes, the Parties intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, Parent and Sub (individually, each a “Party” and collectively, the “Parties”) hereby represent, warrant, covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any entity (the “Subject Entity”), any Person or other entity which controls, is controlled by, or is under common control with, the Subject Entity, provided, however, that with respect to the representations and warranties set forth in Article III of this Agreement (except as otherwise specifically provided in such representations and warranties), “Affiliate” shall not include Goodnow or any of its Affiliates. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,”

“controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Bridge Note” means the secured convertible promissory note dated July 28, 2003 issued by Sub to Goodnow.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks located in New York, New York are not open for the general transaction of business.

“Debenture” means the secured convertible debenture to be issued by Sub to Goodnow pursuant to the Debenture and Warrant Purchase Agreement dated September 15, 2003 among Parent, Sub and Goodnow.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Goodnow” means Goodnow Capital, L.L.C., a Delaware limited liability company.

“Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Parent Common Stock” means the Common Stock, par value $0.001 per share, of Parent.

“Parent Holder” means any holder of Parent Stock or any other Parent security.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition and prospects of Parent and its Subsidiaries, taken as a whole.

“Parent Meeting” means the annual or special meeting of Parent’s stockholders called to vote upon the Merger, this Agreement and the transactions contemplated hereby.

“Parent Options” means each and every option to purchase Parent Common Stock issued and outstanding immediately prior to the Effective Time.

“Parent Series B Preferred” means the Series B Nonredeemable Convertible Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series C Preferred” means the Series C Redeemable Convertible Exchangeable Preferred Stock, par value $0.01 per share, of Parent.

“Parent Stock” means, collectively, the Parent Common Stock, the Parent Series B Preferred and the Parent Series C Preferred.

“Parent Warrants” means each and every warrant for the purchase of Parent Stock issued and outstanding immediately prior to the Effective Time, including the warrant dated September 15, 2003 issued by Parent to Goodnow.

“Person” means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship, Governmental Entity, or other entity.

“Prospectus/Proxy Statement” means the proxy statement-prospectus included in the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 to be filed by Sub with the SEC to register the shares of Sub Merger Stock (as defined herein) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means filings made by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means a holder of record of shares of Parent Stock immediately prior to the Effective Time. “Stockholders” shall mean all such holders.

“Sub Common Stock” means the Common Stock, par value $0.001 per share, of Sub.

“Sub Series B Preferred” means the Series B Convertible Preferred Stock, par value $0.01 per share, of Sub.

“Sub Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition or prospects of Sub.

“Sub Warrant” means the warrant dated September 15, 2003 issued by Sub to Goodnow.

“Sub Written Consent” means a valid written consent of Parent, Sub’s sole stockholder, approving the Merger, this Agreement and the transactions contemplated hereby.

“Subsidiary” when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person’s financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word “including” means “including without limitation.”

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Parent shall be merged with and into Sub at the Effective Time. As a result of the Merger, the separate corporate existence of Parent shall cease and Sub shall continue its corporate existence under the laws of the State of Delaware. Sub, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Upon completion of the Closing on the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of ownership and merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 253 of the DGCL. The Merger shall become effective (the “Effective Time”) at 11:58 p.m. on the date when the Certificate of Merger is filed with the Secretary of State or at such later time and date as shall be agreed upon by Parent and Sub and specified in the Certificate of Merger. Prior to the filing referred to in this Section 2.2, the closing of the Merger (the “Closing”) shall be held at the offices of Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, or such other place as the Parties may agree, on a date specified by Parent (provided that such date is, absent Sub’s concurrence, no more than five Business Days following the first date upon which all conditions set forth in Article VI (other than the conditions which may be satisfied solely by the delivery of documentation within the control of the Party required to deliver such documentation) have been satisfied or waived), or at such other date as Parent and Sub may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

2.4 Certificate of Incorporation and By-laws. At the Effective Time, (i) the certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, with a new corporate name of

“Incara Pharmaceuticals Corporation” and (ii) the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

2.5 Directors and Officers of Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation following the Effective Time

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of any of the Parties, the securities of the constituent corporations shall be converted as follows:

2.6.1 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Parent Stock owned by Sub or by Parent that is issued and outstanding immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and shall cease to exist, and no shares of Sub capital stock or other consideration shall be paid in exchange for those Excluded Shares.

2.6.2 Parent Stock. Upon consummation of the Merger:

(i) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) shall be converted in to one share of Sub Common Stock;

(ii) each share of Parent Series B Preferred issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares) shall be converted in to one share of Sub Series B Preferred;

(iii) all dividends on each share of Parent Series C Preferred that have accrued immediately prior to the Effective Time (“Series C Dividend Shares”) shall be deemed paid and issued as shares of Parent Series C Preferred immediately prior to the Effective Time;

(iv) each share of Parent Series C Preferred issued and outstanding immediately prior to the Effective Time (including Series C Dividend Shares, but excluding Excluded Shares) shall be converted into 154.08320493 shares of Sub Common Stock.

The securities issuable to holders of Parent Stock pursuant to this Section 2.6 are hereafter sometimes referred to collectively as “Sub Merger Stock.”

    2.6.2.1 Sub Stock. Each share of Sub Common Stock owned by Parent that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no shares of Sub capital stock or other consideration shall be paid in exchange for such shares.

2.6.2.2 At the Effective Time, all shares of Parent Stock that have been converted into the right to receive shares of Sub Merger Stock shall be automatically canceled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares. Each holder of record of stock certificates representing shares of Parent Stock immediately prior to the Effective Time, upon surrender of such certificate shall be entitled to receive a certificate representing the number of shares of Sub Merger Stock to which he, she or it is entitled as a result of the Merger.

Holders of record of Parent Common Stock do not need to exchange their existing certificates for shares of Parent Common Stock for certificates of Sub Common Stock and such certificates shall represent the right to receive a certificate or certificates for the same number of shares of Sub Common Stock. Until surrendered or exchanged, each certificate issued prior to the Effective Time and representing shares of Parent Common Stock will be deemed for all purposes to evidence the identical number of shares of Sub Common Stock.

Promptly following the Effective Time, Sub will mail letters of transmittal to each holder of record of shares of Parent Series B Preferred and Parent Series C Preferred together with instructions for effecting the surrender of the certificates representing shares of Parent Series B Preferred for certificates representing shares of Sub Series B Preferred and Parent Series C Preferred for certificates representing shares of Sub Common Stock.

2.6.2.3 Upon consummation of the Merger, each Parent Option and Parent Warrant outstanding immediately prior to the Effective Time shall be converted into a Sub Exchange Option or Sub Exchange Warrant, respectively, pursuant to the provisions of Section 2.7.

2.6.3 No Fractional Shares. No certificates or scrip representing fractional shares of Sub Merger Stock shall be issued as a result of any conversion provided for in this Section 2.6. All fractional shares shall be rounded to the nearest whole number, with 0.5 rounded up. If more than one certificate representing shares of Parent Stock shall be surrendered for the account of the same holder, the number of shares of Sub Merger Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. No cash shall be paid in lieu of fractional shares.

2.6.4 Anti-Dilution Protection.

2.6.4.1 In the event that, prior to the Effective Time, Parent shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to Parent Common Stock, the shares of Sub Merger Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

2.6.4.2 In the event that, prior to the Effective Time, Sub shall declare a stock dividend or other distribution payable in shares of Sub Common Stock or securities convertible into shares of Sub Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to Sub Common Stock, the shares of Sub Merger Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

2.6.5 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

2.7 Treatment of Parent Options and Parent Warrants. Prior to the Effective Time, Parent and Sub shall take all such actions as may be necessary such that at the Effective Time each unexpired and unexercised Parent Option and Parent Warrant prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be automatically converted at the Effective Time into an option (a “Sub Exchange Option”) or warrant (a “Sub Exchange Warrant”), as the case may be, to purchase that number of shares of Sub Common Stock or Sub Series B Preferred equal to the number of shares of Parent Common Stock or Parent Series B Preferred covered by such Parent Option or Parent Warrant, as the case may be, which number shall be correspondingly adjusted to reflect the effect of any adjustment made pursuant to Section 2.6.4. Each Sub Exchange Option and Sub Exchange Warrant shall have an exercise price equal to the exercise price that existed under the corresponding Parent Option and Parent Warrant, respectively. Each Sub Exchange Option and Sub Exchange Warrant shall be identical to the terms and conditions to which the corresponding Parent Option or Parent Warrant, respectively, was subject immediately prior to the Effective Time; provided that with respect to any Parent Option that is an “incentive stock option” within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Sub Exchange Options and Sub Exchange Warrants, Sub shall (i) reserve for issuance the number of shares of Sub Common Stock and Sub Series B Preferred that will become subject to Sub Exchange Options and Sub Exchange Warrants pursuant to this Section 2.7 and (ii) register the shares of Sub Common Stock subject to the Sub Exchange Options on a registration statement on Form S-8 to the extent that such shares are so registrable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUB

Sub represents and warrants to Parent as follows:

3.1 Organization, Good Standing and Qualification. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not have a Sub Material Adverse Effect. Sub has no Subsidiaries.

3.2 Authorization. Sub has full power and authority and has taken all requisite action on the part of Sub, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this, and (ii) authorization of the performance of all obligations of Sub hereunder or thereunder. This Agreement constitutes the legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3 Consents. The execution, delivery and performance by Sub of this Agreement requires no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which Sub undertakes to file within the applicable time periods.

3.4 Disclosures. None of the written materials delivered to Parent in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact known to Sub that Sub has not disclosed to Parent which has had or which could be expected to have a Sub Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Sub as follows:

4.1 Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not have a Parent Material Adverse Effect.

4.2 Authorization. Parent has full power and authority and has taken all requisite action on the part of Parent, its officers and directors necessary for the (i) authorization, execution and delivery of this Agreement, and (ii) authorization of the performance of all obligations of Parent hereunder. This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3 Consents. The execution, delivery and performance by Parent of this Agreement requires no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (i) those filings that are to be made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which Parent undertakes to file within the applicable time periods, (ii) the consent of the landlord of Parent’s leased premises, or (iii) those consents which, if not obtained, would not have a material adverse effect on the financial conditions or operations of Parent.

4.4 Disclosures. Neither this Agreement (including any schedules or exhibits attached hereto or thereto on behalf of Parent) nor the SEC Filings contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact known to Parent that Parent has not disclosed to Sub which has had or which could be expected to have a Parent Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Closing Documents. Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Parent the documents or instruments described in Section 6.2. Parent shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Sub the documents or instruments described in Section 6.3.

5.2 Further Actions. Each of Parent and Sub agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable under the circumstances (after taking into effect all such factors as shall reasonably effect timing hereunder), the Merger, including (A) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger or required to prevent a Parent Material Adverse Effect or a Sub Material Adverse Effect from occurring prior to or after the Effective Time, (C) the taking of all action necessary to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If any “control share acquisition”, “business combination”, voting restriction or other form of takeover statute or regulation (collectively, “Business Combination Restraint(s)”) is or shall become applicable to the transactions contemplated hereby or any shares of Sub Merger Stock to be issued pursuant to the Merger, each of Parent and Sub, and its board of directors, shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practical on the terms contemplated hereby and otherwise act to eliminate the effects of such Business Combination Restraints on the transactions contemplated hereby, including without limitation taking all action to ensure that the restrictions of Section 203 of the DGCL will not apply to or affect Goodnow and its Affiliates or any other shareholder if it is deemed an “interested stockholder” under Section 203 of the DGCL. Parent and Sub represent that it has taken any such actions which were required prior to the execution of this Agreement.

5.3 Preparation of the Registration Statement.

5.3.1 Sub shall file the Registration Statement with the SEC within five Business Days after the execution of this Agreement. Parent and Sub shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent or Sub shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the Party obtaining such knowledge will so advise the other Party and Goodnow in writing and both Parent and Sub will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. Promptly after the Registration Statement is declared effective by the SEC, Parent shall use all reasonable efforts to mail at the earliest practicable date to its Stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to Parent’s Stockholders in connection with the Merger and the transactions contemplated thereby. Promptly after the Registration Statement is declared effective by the SEC, Sub shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to Sub’s stockholders in connection with the Merger and the transactions contemplated thereby.

5.3.2 None of the financial or other information to be supplied by Parent, Sub or their respective representatives for inclusion in the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement, (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to Parent’s Stockholders, (v) at the date or dates of the Parent Meeting, (vi) at the Closing, and (vii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.4 Affiliates of Parent. Within ten Business Days of the date hereof, Parent shall cause each Person who may be at the Effective Time, or was on the date hereof, an “affiliate” of Parent for purposes of Rule 145 promulgated under the Securities Act to execute and deliver to Sub a letter in form and substance acceptable to Sub regarding their responsibilities under Rule 145 resulting from the Merger. Parent has provided Sub with a letter specifying all of the persons or entities who, in Parent’s opinion, may be deemed to be “affiliates” of Parent under the preceding sentence. The foregoing notwithstanding, Sub shall be entitled to place legends as specified in the Parent Affiliate’s Letter on the certificates evidencing any shares of the Sub Merger Stock to be received by (i) any such “affiliate” of Parent specified in such letter or (ii) any Person Sub reasonably identifies (by written notice to Parent) as being a Person who may be deemed an “affiliate” for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the Sub Merger Stock, consistent with the terms of the Parent Affiliate’s Letter, regardless of whether such Person has executed the Parent Affiliate’s Letter and regardless of whether such Person’s name appears on the letter to be delivered pursuant to the preceding sentence.

5.5 Reorganization Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Each of Parent and Sub shall use its best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Neither Parent nor Sub shall knowingly take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of Parent and Sub to consummate the Merger shall be subject to the satisfaction of the following conditions:

6.1.1 No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the Merger and the transactions contemplated by this Agreement.

6.1.2 There shall not be pending any legal proceeding by any Governmental Entity or other third party challenging or seeking to restrain or prohibit the consummation of the Merger

6.1.3 The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by Parent’s stockholders in the manner required by any applicable law.

6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

6.1.5 All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained or made.

6.2 Conditions to Parent’s Obligations. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

6.2.1 The representations and warranties of Sub set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

6.2.2 Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

6.2.3 Prior to or at the Closing, Sub shall have delivered the following closing documents, in form and substance reasonably acceptable to Parent (which acceptance shall not be unreasonably withheld):

6.2.3.1 a certificate of an officer of Sub, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to the best of each such person’s knowledge, the conditions specified in Section 6.2.1 and 6.2.2 have been satisfied;

6.2.3.2 a certificate of the Secretary or Assistant Secretary of Sub, dated the Closing Date, as to the incumbency of any officer of Sub executing this Agreement;

6.2.3.3 a certified copy of the resolutions of Sub’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and the resolutions of the stockholders of Sub approving the Merger, this Agreement and the transactions contemplated hereby;

6.2.3.4 good standing certificates with respect to Sub from such jurisdictions as Parent shall reasonably designate; and

6.2.3.5 such other closing documents as Parent shall reasonably request.

6.3 Conditions to Sub’s Obligations. The obligations of Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

6.3.1 The representations and warranties of Parent set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

6.3.2 Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by Parent under this Agreement at or prior to the Closing.

6.3.3 Prior to or at the Closing, Parent shall have delivered the following closing documents, in form and substance reasonably acceptable to Sub (which acceptance shall not be unreasonably withheld):

6.3.3.1 a certificate of the President or a Vice President of Parent, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to the best of such person’s knowledge, the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied;

6.3.3.2 a certificate of the Secretary or Assistant Secretary of Parent, dated the Closing Date, as to the incumbency of any officer of Parent executing this Agreement;

6.3.3.3 a certified copy of the resolutions of Parent’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

6.3.3.4 such other closing documents as Sub shall reasonably request.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Parent’s or Sub’s stockholders) by mutual written consent of Parent and Sub together with the written consent of Goodnow.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, shall become void and have no effect without any liability on the part of Parent or Sub to the other, or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party to this Agreement of liability for a material breach of any provision of this Agreement.

7.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, so long as no amendment which by law requires stockholder approval shall be made without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and Sub and with prior written approval of Goodnow.

7.4 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to Sub) and Sub (with respect to Parent ) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party and agreed to in writing by Goodnow.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub:

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

Attn: Clayton I. Duncan

Telephone: 919.558.8688

Facsimile: 919.544.1245

with a copy to (which copy shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP

4104 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attn: Larry E. Robbins, Esq.

Telephone: 919.781.4000

Facsimile: 919.781.4865

Attention: Larry E. Robbins, Esq.

If to Goodnow:

Goodnow Capital, L.L.C.

c/o Xmark Fund, Ltd. and Xmark Fund, L.P.

152 West 57th Street. 21st Floor

New York, New York 10019

Attn: David Cavalier

Telephone: 212.247.8200

Facsimile: 212.247.1329

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

973.597.2500

973.597.2400 (facsimile)

Attention: John D. Hogoboom, Esq.

8.2 Interpretation; Survival of Representations and Warranties. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The representations and warranties provided for in this Agreement shall not survive the Closing.

8.3 Counterparts; Telecopied Signatures. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

8.4 Entire Agreement. This Agreement (including the appendices, documents and other instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, arrangements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

8.5 Third Party Beneficiaries. Except as expressly provided herein and except for Goodnow, there are no third party beneficiaries of this Agreement, expressed or implied.

8.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

8.7 Consent to Jurisdiction; Venue; No Trial by Jury. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined in any such court. Each of Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 8.1. Nothing in this Section 8.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.7.

8.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties and Goodnow will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.10 Expenses. Each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

8.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

8.12 No Strict Construction. Each of Parent, Sub and Goodnow acknowledges that this Agreement has been prepared jointly by the Parties and that there shall not be a presumption that ambiguities shall be construed against any Party.

8.13 Knowledge. Any representation made herein which is qualified by the knowledge of, or notice given to, Sub shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Sub, after reasonable inquiry by such executive officers. Any representation made herein which is qualified by the knowledge of, or notice given to, Parent shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Parent, after reasonable inquiry by such executive officers.

(Signature Page Follows)

IN WITNESS WHEREOF, Parent and Sub have signed this Agreement and Plan of Merger and Reorganization as of the date first written above.

INCARA, INC.

By:
Name:	Clayton I. Duncan
Title:	President

INCARA PHARMACEUTICALS CORPORATION

By:
Name:	Clayton I. Duncan
Title:	President and CEO

EXHIBIT B

RESOLUTIONS

OF THE BOARD OF DIRECTORS

OF

INCARA PHARMACEUTICALS CORPORATION

September 16, 2003

Approval of Merger of the Corporation

WHEREAS: The Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders for the Corporation to merge into the Corporation’s wholly owned subsidiary, Incara, Inc. (the “Subsidiary”), with the Subsidiary as the surviving entity (the “Merger”), pursuant to Section 253 of the Delaware General Corporation Law.

RESOLVED: That the Merger and the Agreement and Plan of Merger and Reorganization by and between the Corporation and the Subsidiary previously submitted to the Board of Directors (the “Merger Agreement”) are hereby approved in all respects.

RESOLVED FURTHER: That, upon the Merger becoming effective:

(i) each share of the Corporation’s capital stock issued and outstanding immediately prior to the Merger that is owned by the Corporation or the Subsidiary (the “Excluded Shares”) shall be cancelled and cease to exist;

(ii) each share of the Corporation’s Common Stock issued and outstanding immediately prior to the Merger (excluding any Excluded Shares) shall be converted into one share of the Subsidiary’s Common Stock;

(iii) each share of the Corporation’s Series B Preferred Stock issued and outstanding immediately prior to the Merger (excluding any Excluded Shares) shall be converted into one share of the Subsidiary’s Series B Preferred Stock;

(iv) all dividends on each share of the Corporation’s Series C Preferred Stock that have accrued immediately prior to the Merger (“Series C Dividend Shares”) shall be deemed paid and issued as shares of the Corporation’s Series C Preferred Stock immediately prior to the Merger; and

(v) each share of the Corporation’s Series C Preferred Stock issued and outstanding immediately prior to the Merger (including Series C Dividend Shares, but excluding any Excluded Shares) shall be converted into 154.08320493 shares of the Subsidiary’s Common Stock.

RESOLVED FURTHER: That, upon consummation of the Merger, the Subsidiary shall change its name to “Incara Pharmaceuticals Corporation.”

RESOLVED FURTHER: That the proper officers of this Corporation be, and each of them hereby is, authorized to prepare a Proxy Statement/Prospectus which shall be submitted to the stockholders of this Corporation in order for such stockholders to vote upon the Merger.

RESOLVED FURTHER: That the officers of the Corporation are authorized and directed to solicit the consent of the Corporation’s stockholders entitled to vote on the Merger to approve the Merger and this Board intends to recommend to its stockholders that such stockholders approve the Merger and the Merger Agreement.

RESOLVED FURTHER: That upon obtaining the requisite consent of the stockholders of the Corporation entitled to vote on the Merger, the officers of the Corporation are hereby authorized and directed to file a certificate of ownership and merger with the Delaware Secretary of State to give effect to the Merger.

RESOLVED FURTHER: That the Corporation will take such action as is necessary or advisable to enable it to fulfill all of its obligations pursuant to the Merger and the Merger Agreement.

RESOLVED FURTHER: That the proper officers of the Corporation be and they hereby are authorized, empowered and directed, in the name and on behalf of the Corporation to execute and deliver the Merger Agreement, including all schedules and exhibits thereto required to be delivered by the Corporation, and with such other changes therein and modifications thereto as such officers, or any of them, may deem necessary or desirable, the execution and delivery of the Merger Agreement by such officers or officer to be conclusive evidence that they or he deemed such changes or modifications to be necessary and desirable, and of the approval and ratification by the Corporation of the Merger Agreement so executed and delivered.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INCARA CELL TECHNOLOGIES, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows:

1. The name of the corporation is Incara Cell Technologies, Inc.

2. The corporation was originally incorporated and the original Certificate of Incorporation of the corporation was filed with the Secretary of State for the State of Delaware on April 10, 1995 under the name “Renaissance Cell Technologies, Inc.” The corporation subsequently filed a Certificate of Amendment with the Secretary of State for the State of Delaware on February 28, 2001 to change its name to “Incara Cell Technologies, Inc.”

3. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and the corporation’s stockholders in accordance with the provisions of Sections 242 and 245 of the DGCL. This Amended and Restated Certificate of Incorporation restates, integrates and amends the corporation’s Certificate of Incorporation, as amended or supplemented prior to the date hereof.

4. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, including changing the name of the corporation to “Incara, Inc.”; and

5. This Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, said Incara Cell Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Richard W. Reichow, its Vice President, this 27th day of August 2003.

INCARA CELL TECHNOLOGIES, INC.

By:	/s/ Richard W. Reichow
Name:	Richard W. Reichow
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INCARA, INC.

FIRST: The name of the corporation is Incara, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: Authorization. The total number of shares of stock which the Corporation shall be authorized to issue is Three Hundred Fifty Three Million (353,000,000) shares of stock, with Three Hundred Fifty Million (350,000,000) shares designated Common Stock, each share having $.001 par value, and Three Million (3,000,000) shares of Preferred Stock, each share having $.01 par value, of which Six Hundred Thousand (600,000) shares are designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock shall have the terms and provisions set forth in Appendix A attached hereto.

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations or any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding duly reserved for issuance.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the Bylaws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

SIXTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

2

APPENDIX A

PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INCARA, INC.

The Series B Preferred Stock shall have the terms and provisions herein set forth:

ARTICLE I.

SERIES B PREFERRED STOCK

1. Rank. The Series B Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank pari passu with each class of Common Stock (as defined in Article III below).

2. Dividends.

(a) Subject to prior and superior rights of holders of any series or class of capital stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of funds legally available for the purpose, dividends or distributions in cash, stock or otherwise.

(b) In addition to Section 2(a) above, from and after the date hereof, when and if the Board of Directors of the Corporation shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock, the holders of Series B Preferred Stock shall be entitled to the amount of dividends per share in the same form as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder’s aggregate shares of Series B Preferred Stock could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3. Liquidation. In the event of any Wind-up or Asset Sale (each as defined in clauses (i) and (ii), respectively, of the definition of Liquidation Event in Article III below), whether voluntary or involuntary, the holders of Series B Preferred Stock shall have the right to receive, pari passu with the holders of the Common Stock and subject to the rights of the holders of any senior class or series of capital stock of the Corporation, the assets of the Corporation in proportion to the number of shares of Common Stock held by each such holder (assuming, for such purposes, the holders of Series B Preferred Stock are deemed to hold that number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible).

4. Voting.

(a) Except as provided in Section 4(b) below, the holders of Series B Preferred Stock shall not be entitled to vote on matters submitted to the holders of the Common Stock or any other class of capital stock of the Corporation.

(b) Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, voting separately as a series:

(i) amend its Certificate of Incorporation so as to affect adversely the shares of Series B Preferred Stock or any holder thereof (including by creating any additional classes or series of senior and/or pari passu capital stock of the Corporation); or

(ii) change the rights of the holders of the Series B Preferred Stock in any other respect.

5. Conversion of Series B Preferred Stock into Common Stock.

(a) Conversion Procedure.

(i) Subject to Article II below, from time to time after the date of issuance of the Series B Preferred Stock, any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock held by such holder into a number of validly issued, fully paid and non-assessable shares of Conversion Stock (as defined in Article III below) computed by multiplying the number of shares to be converted by Series B Conversion Ratio (as defined below) then in effect.

(ii) Each conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such holder. Until the certificates representing the shares of Series B Preferred Stock that are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series B Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) As soon as practicable after a conversion has been effected in accordance with clause (i) above, the Corporation shall deliver to the converting holder: (A) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted.

(v) The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

(vi) No fractional shares of Conversion Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Conversion Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered by such record holder. Instead of any fractional share of Conversion Stock otherwise issuable upon conversion of any shares of Series B Preferred Stock, the number of shares of Conversion Stock to be issued upon conversion of any shares of Series B Preferred Stock shall be rounded down to the nearest whole share.

(vii) The Corporation shall use its best efforts at all times to reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder. The Corporation shall use its best efforts to take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(b) Conversion Ratio.

(i) “Series B Conversion Ratio” shall initially mean the Initial Series B Conversion Ratio described in this Section 5, as the same may be subsequently adjusted from time to time in accordance with this Section 5.

(ii) The “Initial Series B Conversion Ratio” shall be 10 shares of Common Stock for each one share of Series B Preferred Stock.

(c) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or any similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split, reclassification or any similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Ratio in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

(d) Consolidation, Merger or Sale for Assets. Prior to the consummation of any Significant Transaction (as defined in Article III below), and subject to applicable regulatory approvals the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock, such assets as such holder would have received in connection with such Significant Transaction if such holder had converted its Series B Preferred Stock into Conversion Stock immediately prior to such Significant Transaction. The Corporation shall not effect any Significant Transaction unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(e) Notices.

(i) Promptly upon any adjustment of the Series B Conversion Ratio, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights with respect to any Significant Transaction or Liquidation Event.

(iii) The Corporation shall give written notice to the holders of Series B Preferred Stock at least 10 days prior to the date on which any Significant Transaction shall take place, which notice may be one and the same as that required by (ii) above.

ARTICLE II

LIMITATIONS ON RIGHTS OF CONVERSION AND EXCHANGE

1. In the event that any exercise of the rights of conversion under Article I by the holders of the Series B Preferred Stock would result in the holders owning, directly or indirectly, in the aggregate more that 9.9% of the Common Stock on a fully converted basis, then such shares of Series B Preferred Stock to be converted that would cause the holders to own more than 9.9% of the then outstanding Common Stock shall remain as Series B Preferred Stock.

2. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the conversion rights of the Series B Preferred Stock.

ARTICLE III

CERTAIN DEFINITIONS

The following terms, as used throughout Articles I and II of this Certificate of Incorporation, shall have the meanings specified below:

1. Common Stock. The term “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

2. Conversion Stock. The term “Conversion Stock” shall mean the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

4. Liquidation Event. The term “Liquidation Event” means an event occasioned by, and including, (i) the liquidation, dissolution, bankruptcy or winding-up of the affairs of the Corporation (each, a “Wind-Up”), (ii) the sale of all or substantially all of the Corporation’s assets (an “Asset Sale”), or (iii) the issuance by the Corporation of equity securities in a transaction or series of related transactions which results in the holders of the outstanding equity securities of the Corporation immediately prior to such to such transaction or series of related transactions holding securities representing less than 25% of the outstanding equity securities (on an as converted common stock basis) of the Corporation immediately following such transaction or series of related transactions.

5. Person. The term “Person” shall mean an individual, corporation, partnership, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

6. Significant Transaction. The term “Significant Transaction” shall mean any consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) assets other than Conversion Stock with respect to or in exchange for Common Stock.